Exhibit 10.24

MAGMA DESIGN AUTOMATION, INC.

Summary of Standard Director Compensation Arrangements for Non-Employee Directors

Description of Director Compensation (effective as of April 25, 2006)

Directors who are employees of Magma do not receive separate compensation for service on the Board of Directors. Directors who are not employees of Magma receive a cash retainer of $25,000 per year and $2,500 per Board or committee meeting attended ($500 for teleconference meetings) for services as a member of the Board of the Directors. In addition, the Chairman of the Audit Committee and the Chairman of the Compensation Committee each receive a fee of $10,000 per year; the other members of the Audit Committee receive a fee of $5,000 per year, and the other members of the Compensation Committee receive a fee of $2,500 per year. Magma reimburses its non-employee Directors for out-of-pocket expenses incurred in attending meetings of the board or its Committees.

Pursuant to the 2001 Stock Incentive Plan, which was approved by Magma’s stockholders, each non-employee director receives an initial stock option grant to purchase 50,000 shares of Magma common stock upon appointment or election. The initial option vests as to 25% of the shares on the first anniversary of the date of grant with the remaining shares vesting monthly over the following three years. Following the conclusion of each regular annual meeting of stockholders, each continuing non-employee director receives an additional option to purchase 20,000 shares at an exercise price equal to the fair market value of the common stock on the date of grant. When a non-employee director is appointed to the Board of Directors at a time other than at an annual meeting, such director receives a pro rata portion of the 20,000 share grant. The annual grants and the interim grants vest in full on the day immediately prior to the annual meeting of stockholders in the year immediately following the year of the grant if the director continues as a member of the Board on that date. All options will vest fully upon a change in control of Magma, as set forth under the 2001 Stock Incentive Plan.